UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 1, 2009
Titanium Asset Management Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53352 (Commission File Number)	20-8444031 (IRS Employer Identification Number)

777 E. Wisconsin Avenue, Milwaukee, Wisconsin (Address of principal executive offices)		53202-5310 (Zip Code)
(414) 765-1980
Registrant’s telephone number, including area code
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Pursuant to the terms of our certificate of incorporation and our bylaws, for so long as Clal Finance Ltd. (“Clal”) or any affiliate of Clal owns at least 35% of the then-issued and outstanding common stock of Titanium Asset Management Corp. (the “Company”), Clal has the exclusive right at any time to vote as a separate class and elect up to six individuals to serve on the Company’s Board of Directors.
Pursuant to this right, on November 1, 2009, Clal elected a fourth individual, Ron Braverman, to serve on the Company’s Board of Directors. From 1990 to 2002, Mr. Braverman held a number of senior positions at Citibank N.A. including heading its Financial Institutions Group for Central and Eastern Europe, Middle East, Africa, and South Asia. From 2002, Mr. Braverman has been the Managing Member of Danover Capital, a privately held investment company. Mr. Braverman is a graduate of the Wharton School, University of Pennsylvania.
On November 2, 2009, to reflect this election, the Company’s Board of Directors increased the number of authorized directors from seven to eight directors.
Mr. Braverman has no affiliation with Clal and will serve as an independent director. As an unaffiliated director, Mr Braverman will receive an annual cash retainer of $30,000, which is paid in quarterly installments and will be reimbursed for expenses incurred in serving as a director. Mr. Braverman has not initially been appointed to any committee of the Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM ASSET MANAGEMENT CORP.
Date: November 5, 2009	By:	/s/ Larry Haslee
		Name:	Larry Haslee
		Title:	Chief Financial Officer